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                                                                     Exhibit 8.2


                              WINTHROP & WEINSTINE, P.A.
                               3000 Dain Bosworth Plaza
                                60 South Sixth Street
                            Minneapolis, Minnesota  55101
                                    (612) 347-0700




                                   November 13, 1997


Zytec Corporation
7575 Market Place Drive
Eden Prairie, Minnesota  55344

    Re: Merger Pursuant to Agreement and Plan of Merger by and Between Zytec Corporation, Computer Products, Inc. and CPI Acquisition Corp.

Gentlemen:

    This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated September 2, 1997 (the "Agreement") by and between Zytec Corporation, a Minnesota corporation ("Zytec"), Computer Products, Inc., a Florida corporation ("CPI"), and CPI Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of CPI ("CPI Sub"). Pursuant to such Agreement, CPI Sub will merge with and into Zytec (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986 (the "Code").

    In our capacity as counsel to Zytec in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Agreement, certain letters delivered to Winthrop & Weinstine, P.A. by Zytec, CPI, and certain shareholders of Zytec containing certain representations of Zytec, of CPI, and of such Zytec shareholders (the "Representation Letters"), that certain Registration Statement filed by CPI with the Securities and Exchange Commission on September 25, 1997, as amended, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, and the genuineness of signatures. We have assumed that all parties to the Agreement and to any other documents examined by us, and all signatories to the Representation Letters, have acted, and will act, in accordance with the terms of such Agreement or documents, that all required authorizations and approvals, including shareholder approvals, will be received prior to or at the Effective Time, and that the Merger will be consummated at the


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Zytec Corporation
October 31, 1997
Page 2


Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Agreement, the Representation Letters, the Registration Statement, and other documents are true and complete in all material respects and will remain true and complete in all material respects from the date of this opinion through, and including, the Effective Time. We also have assumed that all representations made in any of the documents referred to herein "to the knowledge of," or similarly qualified, of any person or party are correct without such qualification. We also have assumed that, as to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding, or agreement, there is in fact no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

    In addition, we have assumed that no consideration other than CPI Common Stock and cash in lieu of fractional shares will be transferred in exchange for Zytec Common Stock (disregarding cash paid to a Zytec shareholder, if any, who exercises dissenters' rights), that the Merger will be valid and effective in accordance with the Minnesota Business Corporation Act, and that each of Zytec, CPI, and CPI Sub will complete, execute, file, and retain all information, statements, and records required with respect to the Merger by Section 368 and the Treasury regulations promulgated thereunder.

    The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury regulations promulgated under the Code, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the date of this opinion or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or the interpretation of the income tax laws of the United States.

    Our opinions represent our best judgment as to how a court would decide if presented with the issues addressed herein and are not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

    This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to Zytec shareholders that are subject to special tax rules, and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options, warrants, or other rights to acquire Zytec stock.


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Zytec Corporation
October 31, 1997
Page 3


    On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

    1.   The Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(E);

    2. No gain or loss will be recognized by CPI, CPI Sub, or Zytec as a result of the Merger;

    3. No gain or loss will be recognized by a Zytec shareholder upon the exchange of Zytec Common Stock in the Merger solely for CPI Common Stock (except to the extent of cash received in lieu of receiving a fractional share of CPI Common Stock);

    4. A cash payment received by a Zytec shareholder in lieu of receipt of a fractional share of CPI Common Stock will be treated as having been received as a distribution in redemption of the fractional share, subject to the provisions of Section 302, as if CPI had issued the fractional share in the Merger and then redeemed it for cash;

    5. The aggregate tax basis of the CPI Common Stock to be received by a Zytec shareholder in the Merger will equal the shareholder's basis in the Zytec Common Stock surrendered in exchange therefor, reduced by any basis allocable to a fractional share of CPI Common Stock treated as sold or exchanged under
Section 302;

    6. The holding period of the CPI Common Stock received by a Zytec shareholder in the Merger (including any fractional share of CPI Common Stock not actually received) will include the period during which the shareholder held the Zytec Common Stock surrendered in exchange therefor, provided that the shareholder held the Zytec Common Stock so surrendered as a capital asset at the Effective Time; and

    7. A Zytec shareholder who exercises dissenters' rights with respect to the shareholder's Zytec Common Stock and receives payment for such stock in cash generally will recognize gain or loss measured by the difference between the amount of cash received and the shareholder's basis in such shares if, as a result of such exercise, the shareholder owns no shares of CPI Common Stock (either actually or constructively within the meaning of Section 318).

    No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

    This opinion is delivered to you solely for the purpose of satisfying the requirements of Section 8.3(d) of the Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.


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Zytec Corporation
October 31, 1997
Page 4


    We hereby consent to the filing of this opinion as an exhibit to that certain Registration Statement filed by CPI with the Securities and Exchange Commission on September 25, 1997, as amended, and to the reference to our firm under the caption "Legal Matters."

Very truly yours,

WINTHROP & WEINSTINE, P.A.


By - /s/ Michele D. Vaillancourt
         Michele D. Vaillancourt

MDV:PWM:llh